NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
SECOND QUARTER 2016 RESULTS

FORT WORTH, Texas – July 21, 2016 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the second quarter ended June 30, 2016.

SECOND QUARTER 2016 HIGHLIGHTS
Second quarter 2016 revenues declined 8% to $120.0 million from $130.4 million in the first quarter of 2016, as continued low levels of activity driven by weak and volatile energy prices and significant weather impact during the first two months of the quarter drove our customers to further delay a growing inventory of maintenance and workover projects. In the second quarter of 2015, Basic generated $193.6 million in revenues.
For the second quarter of 2016, Basic reported a net loss of $89.9 million, or a loss of $2.11 per basic and diluted share. This includes a non-cash charge of $32.9 million, or $0.77 per basic and diluted share, related to a valuation allowance on federal deferred tax assets.  Excluding this valuation allowance, Basic reported a net loss of $57.0 million, or $1.34 per basic and diluted share for the second quarter of 2016.  For the first quarter of 2016, Basic reported a net loss of $83.3 million, or a loss of $2.00 per basic and diluted share, which included a tax-effected, non-cash charge of $1.3 million, or $0.03 per basic and diluted share pertaining to the early extinguishment of deferred debt costs related to the amendment of Basic's revolving credit facility and a non-cash charge of $27.3 million, or $0.66 per share, related to a valuation allowance on federal deferred tax assets. Excluding the impact of these special items, Basic reported a net loss of $54.8 million, or a loss of $1.32 per basic and diluted share for the first quarter of 2016. In the second quarter of 2015, Basic reported a net loss of $48.3 million, or a loss of $1.20 per basic and diluted share. Excluding a special item related to a credit given to a customer resulting from the settlement of an audit, Basic reported a net loss of $45.4 million, or $1.13 per basic and diluted share for the second quarter of 2015.
Roe Patterson, Basic's President and Chief Executive Officer, stated, "While revenue came in slightly better than our modified guidance and we believe activity levels probably reached the bottom of this cycle during the month of May, our second quarter results continued to reflect the uncertainty and volatility in oil prices; forcing our customers to further curtail their capital spending programs. In addition, unprecedented rainy conditions in the first two months of the quarter, which represented approximately three percentage points of the total sequential revenue drop, added to the challenges we faced.
"While margins for the quarter reflect the continued competitive pricing environment, our utilization numbers have held up well compared to the overall softening market conditions. For this reason, we believe we have gained market share in our production oriented business lines such as well servicing and fluid services. Should the improved activity levels we saw in June, and early July, continue for the remainder of the year, we will fall back on this higher market share to drive our business during the recovery.
"We made further progress in the quarter to adjust both our operational infrastructure and our general & administrative costs to address the prolonged weak market conditions. We continue to look for ways to operate in a cost effective manner to get the company to cash flow break-even or better by the end of the second half of 2016. This will be difficult to achieve without continued improvements in overall activity levels.
"Improving our capital structure remains a primary focus for our company. We have retained the firm of Moelis & Company and the law firm of Weil, Gotshal, & Manges LLP to assist us in discussions with certain creditors to achieve our goals. These discussions are ongoing at this time."
Adjusted EBITDA decreased to ($11.5 million), or (10%) of revenues, for the second quarter of 2016 from ($11.1 million), or (9%) of revenues, in the first quarter of 2016.  In the second quarter of 2015, Basic generated Adjusted EBITDA of $6.1 million, or 3% of revenues.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization ("EBITDA"), loss on customer audit settlements, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles ("GAAP"), are defined and reconciled in note 2 under the accompanying financial tables.
2016 FIRST SIX MONTHS HIGHLIGHTS
Revenues for the half of 2016 declined 45% to $250.4 million from $455.3 million for the first six months of 2015.
Adjusted EBITDA for the first six months of 2016 decreased to ($22.6 million), or (9%) of revenues from $33.4 million, or 7% of revenue, for the first six months of 2015.  Adjusted EBITDA excludes the special items discussed above for both 2016 and 2015. Adjusted EBITDA is reconciled in note 2 under the accompanying financial tables.
For the first half of 2016, Basic reported a net loss of $173.2 million, or $4.14 per basic and diluted share, compared to $80.9 million, or a loss of $2.00 per basic and diluted share in the first half of 2015. Excluding special items in both 2016 and 2015, Basic generated an adjusted net loss of $111.8 million, or $2.67 per basic and diluted share in the first half of 2016 compared to $78.1 million, or a loss of $1.93 per basic and diluted share in the first half of 2015.
Business Segment Results
Completion and Remedial Services
Completion and remedial services revenue dropped by 9% to $36.2 million from $39.7 million in the prior quarter.  The sequential decline in revenue for the segment was led by lower activity levels in almost all the service lines and by continued rate reductions due to severe competition in several basins of the Company's footprint.  In the second quarter of 2015, this segment generated $69.1 million in revenue.
At June 30, 2016, Basic had approximately 444,000 hydraulic horsepower ("HHP"), essentially flat compared to the end of the previous quarter and up slightly from 442,000 HHP as of June 30, 2015. Weighted average HHP for the second quarter of 2016 was 444,000, equal to the first quarter of 2016.  As of June 30, 2016, 192,000 HHP was stacked, as additional frac operations were shut down during the quarter due to pricing remaining below cash flow breakeven levels in some basins.
Segment profit in the second quarter of 2016 decreased to $3.4 million compared to $4.9 million in the prior quarter.  Segment margin for the second quarter of 2016 decreased to 9% compared to 12% during the previous quarter, driven predominantly by lower utilization and continued pricing pressure, as well as the negative impact of decremental margins on the lower revenue base.  During the second quarter of 2015, excluding a special item, segment profit was $15.9 million, or 22% of segment revenue.
Fluid Services
Fluid services revenue in the second quarter of 2016 decreased 9% to $45.5 million from $50.3 million in the prior quarter.  Segment revenues declined driven by the estimated weather impact of approximately $1.2 million, along with continuing decreases in trucking operations and disposal utilization. During the second quarter of 2015, this segment generated $63.7 million in revenue.
The weighted average number of fluid services trucks decreased 1% to 976 during the second quarter of 2016, compared to 985 during the first quarter of 2016 and declined 3% compared to 1,011 during the second quarter of 2015.  Truck hours of 474,400 during the second quarter of 2016 represented a decline of 9% from 521,500 during the first quarter of 2016 and a decrease of 17% compared to 573,700 in the same period in 2015.
The average revenue per fluid service truck decreased 9% to $46,600 during the second quarter from $51,000 in the first quarter of 2016, as disposal utilization and hot oiling revenues dropped with trucking activity. In the comparable quarter of 2015, average revenue per fluid truck was $63,000.
Segment profit in the second quarter of 2016 decreased to $6.9 million from $9.1 million in the prior quarter. Segment profit margin decreased 300 basis points to 15% due to the impact of decremental margins on the lower revenue base, inclement weather and pricing pressure. Segment profit in the same period in 2015 was $15.3 million, or 24% of segment revenue.
Well Servicing
Well servicing revenues decreased 5% to $36.8 million during the second quarter of 2016 compared to $38.9 million in the prior quarter driven by lower Taylor manufacturing revenues and lower levels of plugging activity, despite a quarterly increase in rig hours. Well servicing revenue was $56.5 million in the second quarter of 2015. Revenues from the Taylor manufacturing operations were $1.8 million compared to $4.1 million in the first quarter of 2016 and $2.2 million in the second quarter of 2015.
At June 30, 2016, the well servicing rig count was 421, the same as of the end of the prior quarter and at June 30, 2015. Rig hours increased 5% to 113,700 in the second quarter of 2016, compared to 108,400 in the previous quarter and were down 27% from 154,700 hours in the comparable quarter of last year. Rig utilization was 38% in the second quarter of 2016, up from 36% in the prior quarter and down from 51% in the second quarter of 2015.
Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $308 in the second quarter of 2016, down 4% compared to $321 in the previous quarter and down 12% from $351 reported in the second quarter of 2015. The lower rig rate per hour reflects pricing concessions granted to customers, along with a decrease in plugging activity in the second quarter, which carries a higher rate.
Segment profit in the second quarter of 2016 increased 12% to $5.0 million compared to $4.4 million in the prior quarter and $9.5 million during the same period in 2015. Segment profit margin increased to 14% in the second quarter of 2016 from 11% in the prior quarter. Margins improved led by higher utilization and activity levels, and the impact of cost savings initiatives. In the second quarter of 2015, segment profit was 17% of segment revenue. Segment profit from the Taylor manufacturing operations improved 5% to $107,000 in the second quarter of 2016 compared to $102,000 in the first quarter of 2016.
Contract Drilling
Contract drilling revenue was essentially flat at $1.5 million during the second quarter of 2016 compared to the prior quarter. During the second quarter of 2015, this segment generated $4.3 million in revenue.  Basic marketed 12 drilling rigs during the second quarter of 2016, the same number of rigs as in the previous quarter as well as in the second quarter of 2015.  However, only one rig was active during the entire second quarter. Revenue per drilling day in the second quarter of 2016 decreased to $16,100 compared to $16,500 in the previous quarter, but up from $15,500 in the second quarter of 2015.
Rig operating days during the second quarter remained flat at 91 compared to the first quarter of 2016, resulting in a rig utilization of 8% during both the second and first quarters of 2016. Rig operating days remained weak due to the lack of capital spending by our customers.  In the comparable period in 2015, rig operating days were 280, producing a utilization of 26%.
Segment profit in the second quarter of 2016 increased to $93,000 compared to a loss of $57,000 in the prior quarter and decreased from $848,000 in the second quarter of 2015.  Segment margin for the second quarter of 2016 was 6% of segment revenues compared to (4%) in the prior quarter, due to cost reduction initiatives.  For the second quarter of 2015, segment margin was 20%.
G&A Expense
General and administrative ("G&A") expense in the second quarter of 2016 declined 8% to $27.1 million, or 23% of revenue from $29.6 million, or 23% of revenue, in the prior quarter. G&A expense in the second quarter of 2015 was $35.7 million, or 18% of revenue. The 24% decrease in G&A expense from last year's second quarter was primarily the result of headcount reductions, lower incentive compensation and other cost savings initiatives implemented over the past 12 months, including the first half of 2016.
Tax Benefit
Basic's tax expense for the second quarter of 2016 was $662,000, compared to a tax benefit of $4.5 million in the first quarter of 2016. In the second quarter of 2016, Basic recognized a valuation allowance of $32.9 million related to deferred tax assets available to be used in future periods.  Excluding the impact of the valuation allowance, the operating effect tax benefit is $32.3 million, for an operating tax benefit rate of 36%.  In the first quarter of 2016, Basic recognized a similar deferred tax valuation allowance of $27.3 million. Excluding the effect of the valuation allowance and the write-down of the deferred debt cost discussed previously, the operating effective tax benefit for the first quarter of 2016 was $31.1 million, for an operating effective tax benefit rate of 36%.  The adjusted effective tax benefit of $25.6 million in the second quarter of 2015 translated into an effective tax benefit rate of 36%.
Cash and Total Liquidity
On June 30, 2016, Basic had cash and cash equivalents of approximately $86.1 million, up from $75.1 million at March 31, 2016 and $91.8 million on June 30, 2015. An additional amount of $30.2 million is classified as restricted cash, and $19 million of this amount may be released upon satisfaction of pre-determined conditions related to the perfection of collateral assets by August 31, 2016.  However, if conditions may not be satisfied by August 31, 2016, the Company would seek an extension of the deadline for satisfaction of such conditions.  The Company cannot predict whether the Term Loan Agreement lenders would agree to extend the deadline for the satisfaction of such conditions.  In addition, the Term Loan Agreement also includes a delayed draw provision for borrowings in an aggregate principal amount not to exceed $15.0 million.
At June 30, 2016, total liquidity was approximately $138.4 million, which included $22.1 million of availability under Basic's $100 million revolving credit facility.

Basic's senior management and Board are evaluating potential strategic alternatives, such as refinancing or restructuring of the Company's capital structure or available financing options to address the Company's liquidity position and high debt levels.  Basic has engaged financial and legal advisors, and is actively working with its advisors and negotiating with certain creditors and their advisors with respect to alternatives to the Company's current capital structure.  While the Company is optimistic that ongoing negotiations with its creditors will lead to satisfactory resolution of these issues, the Company cannot provide any assurance that these negotiations will be successful.  If the Company is unable to find acceptable alternatives to its current capital structure to better fund future capital needs, or if the Company is unable to finance its operations on acceptable terms or at all, the Company's business, financial condition and results of operations may be materially and adversely affected.
Capital Expenditures
Total capital expenditures during the first six months of 2016 were approximately $13.8 million (including capital leases of $2.2 million), comprised of $1.6 million for expansion projects, $9.7 million for sustaining and replacement projects and $2.5 million for other projects.  Expansion capital spending included $840,000 for the well servicing segment, $754,000 for the fluid services segment, and $24,000 for the completion and remedial services segment.  Other capital expenditures were mainly for facilities and IT infrastructure.
Basic currently anticipates 2016 capital expenditures to be under $30.0 million, including $10.0 million of capital leases.
Conference Call
Basic will host a conference call to discuss its second quarter 2016 results on Friday, July 22, 2016, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (412) 902-0003 and ask for the "Basic Energy Services" call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic's corporate website, www.basicenergyservices.com.
A telephonic replay of the conference call will be available until August 5, 2016 and may be accessed by calling (201) 612-7415 and using pass code 13639548#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The Company employs more than 3,300 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company's website at www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic's Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Completion and remedial services	$36,228	$69,056	$75,924	$181,831
Fluid services	45,491	63,704	95,741	137,506
Well servicing	36,824	56,500	75,731	120,168
Contract drilling	1,461	4,336	2,965	15,812
Total revenues	120,004	193,596	250,361	455,317
Expenses:
Completion and remedial services	32,860	57,670	67,648	138,921
Fluid services	38,619	48,381	79,786	102,512
Well servicing	31,847	47,035	66,318	99,437
Contract drilling	1,368	3,488	2,929	11,014
General and administrative (1)	27,078	35,673	56,640	74,877
Depreciation and amortization	54,847	60,231	110,999	121,160
(Gain) loss on disposal of assets	336	(57)	261	(9)
Total expenses	186,955	252,421	384,581	547,912
Operating loss	(66,951)	(58,825)	(134,220)	(92,595)
Other income (expense):
Interest expense	(22,521)	(16,841)	(43,235)	(33,704)
Interest income	7	4	9	10
Other income	244	215	340	335
Loss before income taxes	(89,221)	(75,447)	(177,106)	(125,954)
Income tax benefit (expense)	(662)	27,152	3,884	45,035
Net loss	$(89,883)	$(48,295)	$(173,222)	$(80,919)
Loss per share of common stock:
Basic	$(2.11)	$(1.20)	$(4.14)	$(2.00)
Diluted	$(2.11)	$(1.20)	$(4.14)	$(2.00)

Other Financial Data:
EBITDA (2)	$(11,860)	$1,621	$(22,881)	$28,900
Adjusted EBITDA (2)	(11,524)	6,064	(22,620)	33,391
Capital expenditures:
Acquisitions, net of cash acquired	-	-	-	-
Property and equipment	6,984	8,962	11,561	34,823

	As of
	June 30, 2016	June 30, 2015

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$86,100	$91,822
Net property and equipment	751,070	925,738
Total assets	1,078,358	1,402,074
Total long-term debt	961,416	850,887
Total stockholders' equity (deficit)	(62,407)	262,256

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	9.3%	21.6%	10.9%	25.4%

Fluid Services
Weighted average number of fluid service trucks	976	1,011	980	1,029
Truck hours (000's)	474.4	573.7	995.9	1,168.8
Revenue per fluid services truck (000's)	$47	$63	$98	$134
Segment profits per fluid services truck (000's)	$7	$15	$16	$34
Segment profits as a percent of revenue	15.1%	24.1%	16.7%	25.4%

Well Servicing
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	113.7	154.7	222.1	318.6
Rig utilization rate	38%	51%	37%	53%
Revenue per rig hour, excluding manufacturing	$308	$351	$314	$364
Well servicing rig profit per rig hour	$44	$61	$42	$65
Segment profits as a percent of revenue	13.5%	16.8%	12.4%	17.3%

Contact Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	91	280	182	954
Revenue per day	$16,100	$15,500	$16,300	$16,600
Drilling rig profit per day	$1,000	$3,000	$200	$5,000
Segment profits as a percent of revenue	6.4%	19.6%	1.2%	30.3%

(1)
Includes approximately $2,044,000 and $4,516,000 of non-cash compensation expense for the three months ended June 30, 2016 and 2015, respectively, and $5,302,000 and $9,047,000 for the six months ended June 30, 2016 and 2015 respectively.

(2) This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on customer audit settlements, and the gain or loss on disposal of assets or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect Basic’s loss on customer audit settlements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net loss to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Reconciliation of Net Income (Loss) to EBITDA:
Net income / (loss)	$(89,883)	$(48,295)	$(173,222)	$(80,919)
Income taxes	662	(27,152)	(3,884)	(45,035)
Net interest expense	22,514	16,837	43,226	33,694
Depreciation and amortization	54,847	60,231	110,999	121,160
EBITDA	$(11,860)	$1,621	$(22,881)	$28,900

The following table presents a reconciliation of net loss to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, and loss on customer audit settlements:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income / (loss)	$(89,883)	$(48,295)	$(173,222)	$(80,919)
Income taxes	662	(27,152)	(3,884)	(45,035)
Net interest expense	22,514	16,837	43,226	33,694
Depreciation and amortization	54,847	60,231	110,999	121,160
(Gain) loss on disposal of assets	336	(57)	261	(9)
Loss on customer audit settlement	—	4,500	—	4,500
EBITDA	$(11,524)	$6,064	$(22,620)	$33,391